Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into this 17th day of March, 2022 by and between HARRISON LIMITED PARTNERSHIP ONE, a North Carolina limited partnership (“Seller”); and CCBCC OPERATIONS, LLC, a Delaware limited liability company (“Buyer”). Unless otherwise defined in this Agreement, the capitalized terms used in this Agreement have the meanings given such terms in Section 1 hereof (unless the context otherwise requires).

RECITALS:

A. Seller is the owner of certain Real Property and Improvements (each as defined in Section 1 hereof) located at 5001 Chesapeake Drive, 4845 Chesapeake Drive, and 801 Black Satchel Drive in Charlotte, Mecklenburg County, North Carolina, and commonly known as the Snyder Production Center and having tax parcel identification numbers 03932101, 03932108, and 03932107, and as more particularly described on Exhibit A attached hereto and incorporated herein by this reference.

B. Buyer desires to purchase and Seller desires to sell the Property (hereinafter defined in Section 1 hereof) pursuant to the terms stated herein. The transactions contemplated hereby are being entered into in connection with a series of transactions between certain affiliates of Seller and certain affiliates of Buyer. During the course of those negotiations, Buyer has initiated and completed its due diligence on the Property. On that basis, Buyer is willing to forego a customary due diligence period and the parties desire to simultaneously sign and close the transactions contemplated under this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants, representations, warranties and agreements contained herein, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged by all the parties, it is agreed as follows:

SECTION 1. Definitions. For purposes of this Agreement, the following capitalized terms used herein shall have the meanings set forth below:

“Environmental Law” means any federal, state, or local law, statute, ordinance, regulation, order or rule pertaining to health, industrial hygiene or environmental conditions, including, without limitation, the Comprehensive Environmental Response, Conservation and Liability Act; the Resource Conservation and Recovery Act; the Federal Clean Water Act; the Federal Insecticide, Fungicide, and Rodenticide Act; the Federal Toxic Substances Control Act; the Federal Safe Drinking Water Act; the Federal Hazardous Materials Transportation Act; and environmental laws of the State of North Carolina, including, without limitation, any laws regarding (i) Hazardous Substances, (ii) drinking water, (iii) underground storage of Hazardous Substances, (iv) hazardous waste management and/or (v) the presence or treatment of mold, mildew or similar materials.

“Hazardous Substance” means (a) those substances included within the definition of “Hazardous Substances,” “Hazardous Materials,” “Toxic Substances,” “Hazardous Waste,” or “Solid Waste” in any Environmental Law or in the regulations promulgated pursuant thereto; (b) those substances listed in the United States Department of Transportation Table (9 C.F.R. 172.101 and any amendments thereto) or by the Environmental Protection Agency as hazardous substances (40 C.F.R. Part 302 and amendments thereto); (c) such other chemicals, substances, material, toxins, contaminants and wastes that are or become regulated under the applicable local, state, or federal laws or regulations; (d) oil and petroleum products, asbestos, polychlorinated biphenyls, TCE, PCE or urea formaldehyde; and (e) mold, mildew and similar materials.

“Improvements” means all buildings, landscaping, parking, signs and other improvements now or hereafter situated on the Real Property (not including the Personal Property), and all right, title and interest appurtenant to the Improvements, including, without limitation, (a) any easement, right-of-way, license, interest, right and appurtenance of any kind relating to the Improvements, (b) any award from and after the Closing Date relating to any damage or any condemnation or other taking (whether permanent or temporary) of the Improvements or any rights related thereto, and (c) any insurance proceeds relating to any casualty loss due and owing to Seller as a result of damage or destruction of all or any portion of the Improvements to the extent not applied by Seller to restore the Improvements.

“Judicial Action” means any action, lawsuit, claim, proceeding, or investigation (or group of related actions, lawsuits, proceedings or investigations) brought before any court or other adjudicative body.

“Lease” means that certain Lease Agreement by and between Coca-Cola Consolidated, Inc. (“CCCI”), as Tenant, and Seller, as Landlord, dated March 23, 2009, and as amended by that certain First Amendment to Lease Agreement by and between CCCI and Seller dated June 30, 2020 (the “First Amendment”).

“Personal Property” means all right, title and interest of Seller in and to (i) all equipment, furniture, furnishing, fixtures, and personalty, if any, located at the Real Property and/or the Improvements or affixed to any of the Real Property or the Improvements, which is owned by Seller and used in the operation of the Improvements and (ii) all governmental approvals, licenses, entitlements, trademarks, goodwill, and other intangible property owned by Seller or otherwise appurtenant or relating to the Real Property.

“Property” means, collectively, the Improvements, the Real Property, the Personal Property, and the Warranties (if any).

“Real Property” means that certain tract or parcel of land located at 5001 Chesapeake Drive, 4845 Chesapeake Drive, and 801 Black Satchel Drive in Charlotte, Mecklenburg County, North Carolina, and more particularly described on Exhibit A attached hereto and incorporated herein by this reference, together with all right, title and interest appurtenant to such land, including, without limitation, any easements, rights of way, licenses, mineral rights, water rights, water stock and all other interests, rights and appurtenances of any kind relating to the land, and Seller’s interest, if any, in any land lying in the bed of any highway, street, road, avenue, access-way or in any easement, opened or proposed, in front of, at a side or adjoining such land.

“Tenant” means CCCI, as Tenant under the Lease.

“Title Company” means Chicago Title Insurance Company, or such other title company as shall be designated by Buyer.

“Warranties” means the warranties set forth on Schedule 2 attached hereto and incorporated herein by reference and any other warranties relating to the Improvements or to the construction thereof.

SECTION 2. Purchase Price and Terms of Payment. The purchase price (“Purchase Price”) for the Property is Sixty Million and No/100 Dollars ($60,000,000.00). Upon Closing, the Purchase Price shall be paid by Buyer to Seller in immediately available funds.

SECTION 3. Conveyance and Title. Subject to the terms and conditions of this Agreement and for the consideration set forth herein, Seller agrees to convey, transfer, assign, sell and deliver to Buyer at Closing all of the following:

A. Fee simple title to the Real Property and Improvements by special warranty deed, subject only to the Permitted Exceptions. The legal description for the Real Property to be used in the aforementioned deed may, at Buyer’s election (and to the extent applicable), be taken from the survey obtained by Buyer during the Due Diligence Period, or from the legal description included in Exhibit A; and

B. All of Seller’s right, title and interest in and to the Warranties and the Personal Property. The Lease shall terminate upon the conveyance of the Property from Seller to Buyer, and CCCI (as Tenant) and Seller shall execute a termination of the Lease (the “Termination of Lease Agreement”) in form and content acceptable to Buyer and Seller at Closing.

Seller agrees to deliver possession of the Property on the Closing Date to Buyer, free of any lease or other right of possession or claim of right of possession by any person or entity, except for the Permitted Exceptions (including, without limitation, the Duke Lease (as defined below)).

SECTION 4. Title Review. Buyer has caused the Title Company to issue a commitment for a policy of title insurance relative to the Property (the “Title Commitment”) and, on or prior to the date hereof, Buyer has confirmed that it has no objections to anything contained in the Title Commitment or any survey Buyer has obtained of the Property (the “Survey”), except the Monetary Liens and other matters which are Seller’s responsibility to satisfy set forth in the requirements section of the Title Commitment. Any other item contained in Schedule B-2 of the Title Commitment or any matter shown on the Survey are deemed to each be a “Permitted Exception.” As used herein, “Monetary Lien” means and includes (i) any deed of trust, mortgage, mechanics’ lien or other lien, claim or encumbrance which evidences or secures a fixed monetary amount against Seller, other than ad valorem real property taxes not yet delinquent, and (ii) any lis pendens or other lien or filing relating to litigation against Seller and affecting the Property except any arising out of actions or inactions of Buyer. All Monetary Liens shall be satisfied in full by Seller at Closing.

SECTION 5. Inspection and Cooperation.

A. Buyer and its invitees and agents have had the right, during the period prior to the execution of this Agreement (the “Due Diligence Period”) to receive all requested Due Diligence Materials as outlined in Section 5.B below that were not already in Buyer’s possession or control, to enter upon the Real Property and the Improvements to conduct all inspections and investigations of the condition and all other aspects of the Property which it may have deemed necessary or desirable in its sole discretion, taking into consideration CCCI’s status as a long-time tenant of the Property under the Lease (collectively, “Inspections”), including, but not limited to, the performance of surveys, tests, studies, inquiries, investigation and reviews relating to the Property, and the right to review and copy all Warranties and other information in Seller’s possession or available to Seller regarding the Property.

B. To the extent not confirmed by Buyer to have already been in Buyer’s possession or control, Seller delivered to Buyer copies of all agreements and documents in Seller’s possession or under Seller’s reasonable control which affect the Property, including, but not limited to (to the extent same exist), the following (collectively, the “Due Diligence Materials”):

(i) ALTA and other surveys and site plans;

(ii) certificate(s) of occupancy for the building;

(iii) title policies;

(iv) litigation filings or other documents related to any ongoing Judicial Action;

(v) documents received by Seller relating to threatened or pending change in zoning, public referenda concerning the Property or condemnation proceedings;

(vi) complaints or citations received by Seller regarding noncompliance of the Property with applicable zoning laws, ADA, general and specific plans, subdivision laws, and other laws, ordinances and regulations (including those related to health, safety and environmental issues);

(vii) copies of any notices received by Seller from any municipal, state or other governmental or regulatory agency with respect to the Property (including but not limited to any notices of violation of any code or law, notices of any public assessments or any notices of taking or the exercise of eminent domain).

Buyer also had a right to review and inspect all contracts or other agreements affecting or relating to the Property in Seller’s possession or control (to the extent not confirmed by Buyer to already be in Buyer’s possession or control), and was entitled to review such books and records of Seller that relate to the operation of the Property. Additionally, Seller agreed to cooperate in good faith with Buyer and Buyer’s invitees and agents with respect to Buyer’s Inspections. The aforementioned listing did not prohibit Buyer’s requesting of, and Buyer expressly reserved the right to request, additional materials (without affecting the timing of the Due Diligence Period) from Seller as determined by Buyer during its review of Due Diligence Materials. Seller used commercially reasonable efforts to provide any additional materials so requested. Neither Seller, nor any of its officers, members, managers, directors, employees, agents, or representatives, shall be deemed to have made any representation or warranty as to the accuracy of third-party information pertaining to the Property except as may be specifically set forth in this Agreement, and neither Seller, nor any of its officers, members, managers, directors, employees, agents, or representatives, shall have any liability resulting from Buyer’s use of the Due Diligence Materials.

C. Any tests conducted in connection with such Inspections have been conducted so as not to damage the Property. All entries onto the Property by Buyer, its agents, contractors and invitees were done at the risk of Buyer, and Seller shall have no liability for any injuries sustained by Buyer or any of Buyer’s agents, contractors or invitees. Buyer agrees to indemnify, defend and hold Seller harmless from and against any and all loss, claim, action, demand or liability which may arise against Seller or the Property by virtue of Buyer’s Inspections, which indemnity shall survive Closing or termination of this Agreement for a period of one (1) year; provided, however, that Buyer shall in no event be liable to Seller for a reduction in the value of the Property or any other costs, damages or liabilities resulting solely from the discovery of an existing condition or circumstance relating to the Property.

SECTION 6. Closing. As of the date hereof, Seller and Buyer acknowledge that the Due Diligence Period has expired and that Buyer has no objections arising out of its review of title, survey or any other reports relative to the Real Property, the Improvements or Personal Property, subject only to Seller’s satisfaction of any Monetary Liens and other matters which are Seller’s responsibility to satisfy set forth in the requirements section of the Title Commitment. The consummation of the transactions contemplated hereby is being held through the offices of Title Company. As used in this Agreement, “Closing” means the delivery of a special warranty deed to Buyer for the Real Property and Improvements, the delivery of the other closing documents contemplated hereunder, and the delivery of the Purchase Price to Seller. The Closing shall occur by electronic mail and/or hand delivery on the date hereof (the “Closing Date”).

SECTION 7. Expenses of Closing. Seller shall pay and be responsible for the following costs: (i) all documentary stamp taxes and transfer taxes due or payable upon or in connection with the transfer of the Property; (ii) all loan defeasance fees and/or loan prepayment penalties; (iii) preparation of the special warranty deed; and (iv) the removal of any Monetary Liens. Buyer shall pay and be responsible for the following costs: (a) all nominal per page recording and filing fees for all recordable instruments executed and delivered by Seller at the Closing pursuant to the terms hereof (except for matters pertaining to the removal of any Monetary Liens); (b) any closing escrow fees; (c) the cost of title examinations and the title insurance premiums, including any special coverage or endorsements to any owner’s or lender’s policies of title insurance Buyer elects to purchase and; (d) the cost of any surveys and other inspections or report Buyer elects to obtain. Each party shall be responsible for its own attorney’s fees and costs, except as provided otherwise by this Agreement.

SECTION 8. Closing Documents.

A. Seller shall execute and/or deliver, as applicable, the following documents at Closing:

(i) A special warranty deed for the Real Property and Improvements as described in Section 3.A, subject only to the applicable Permitted Exceptions;

(ii) A Seller’s affidavit, in form and content reasonably acceptable to Buyer and the Title Company, affirming that no labor has been performed on behalf of Seller at the Real Property and Improvements within any applicable statutory lien period (or if work has been performed during such period, then certifying as to payment in full and/or waiving lien rights as to the Real Property and Improvements) and that there are no outstanding liens or rights to claim liens against the Real Property or Improvements arising by or on behalf of Seller; and that the Lease, which is being terminated at Closing, is the only lease or occupancy agreement in effect with respect to the Property, other than the Duke Lease;

(iii) An executed closing statement itemizing the dollar amount of all financial matters relating to the Closing, including the adjustments and prorations provided herein;

(iv) A FIRPTA affidavit;

(v) A bill of sale with respect to the Personal Property and Warranties to be conveyed hereunder, free and clear of all liens, claims and encumbrances, but otherwise without any warranty;

(vi) Such evidence of Seller’s authority as is reasonably requested by Buyer or the Title Company and an owner’s title affidavit in such form as reasonably requested by the Title Company to remove the so-called standard exceptions from the applicable title insurance policies;

(vii) A duly executed copy of the Termination of Lease Agreement terminating the Lease;

(viii) An Assignment and Assumption of Lease document (the “Duke Lease Assignment”) with respect to that certain lease between Seller, as lessor, and Duke Power Company, as lessee, dated August 8, 1994 and recorded in Book 7900, page 828 of the Mecklenburg County Register of Deeds (the “Duke Lease”); and

(ix) Such other documents as may be contemplated by this Agreement or otherwise reasonably necessary or desirable in consummating the transaction contemplated by this Agreement, including evidence of the authority of the person(s) executing the closing documents on behalf of Seller.

B. Buyer shall execute and/or deliver, as applicable, the following at Closing:

(i) An executed closing statement, itemizing the dollar amount of all financial matters related to the Closing, including the adjustments and prorations provided for herein;

(ii) A duly executed copy of the Termination of Lease Agreement terminating the Lease, executed by CCCI;

(iii) A duly executed copy of the Duke Lease Assignment; and

(iv) Such other documents as may be contemplated by this Agreement or otherwise reasonably necessary or desirable in consummating the transaction contemplated by this Agreement, including evidence of the authority of the person(s) executing the closing documents on behalf of Buyer.

SECTION 9. Prorations and Allocations. The following items shall be adjusted between Seller and Buyer as of the Closing Date (the “Adjustment Date”) so that Buyer receives the benefit of all income from the Property commencing on the day of the Closing Date and assumes the burden of all expenses and liabilities relating to the Property commencing on the day of the Closing Date, and Seller receives the benefit of all rent accruing under the Lease and other income from the Property prior to the Closing Date and bears the burden of all expenses and liabilities relating to the Property prior to the Closing Date, except as otherwise provided in the Lease:

A. Charges. All expenses relating to the Property (including any service contract costs and assessments or other charges payable under restrictive covenant agreements or other documents of public record) which have been accrued but not paid by Closing and which are customarily prorated in commercial real estate closings in the area where the Property is located, and which are not otherwise allocated or provided for under the Lease.

B. Errors in Computations; Amounts Paid by CCCI as Tenant under the Lease; Estimates. Any errors or omissions in computing adjustments and apportionments at the Closing shall be corrected promptly thereafter. To the extent that any expenses of the Property (including, without limitation, ad valorem real estate taxes) are paid or are to be paid by CCCI as Tenant under the Lease directly, then such expenses shall not be prorated between Seller and Buyer. In addition, any prorations made at Closing based on estimates will be subject to adjustment between Buyer and Seller at such time as the actual amounts are available, provided, however, any such adjustments may only be made within one (1) year of Closing.

SECTION 10. Brokerage Commission. The parties represent and warrant to each other that there are no brokers involved in the transaction contemplated by this Agreement. Buyer and Seller agree that in the event of a breach of the warranties, representations or covenants set forth in this Section 10, then the breaching or defaulting party shall indemnify and hold the other harmless with respect to any loss or claim, including all attorneys’ fees and costs of litigation through appellate proceedings. This Section 10 shall survive the Closing.

SECTION 11. Warranties and Representations of Buyer. Buyer represents, warrants and covenants to Seller and agrees that:

A. Legal Capacity. Buyer has full legal capacity to execute and deliver this Agreement and to perform all of its obligations hereunder.

B. Power and Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and the closing documents by Buyer and the execution, delivery and performance by each individual and/or entity signing this Agreement on behalf of Buyer, has been duly authorized and approved by all requisite action on the part of Buyer. This Agreement and all other agreements, instruments and documents required to be executed or delivered by Buyer pursuant hereto have been duly executed and delivered by Buyer, and are legal, valid and binding obligations of Buyer. No governmental consents and permissions are required to be obtained by Buyer for the execution and performance of this Agreement and the other documents executed by Buyer pursuant hereto. The consummation of the transactions contemplated herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any agreement or document to which Buyer is a party or by which it is bound, or any order, rule or regulation of any court or of any federal or state regulatory body or any administrative agency or any other governmental body having jurisdiction over Buyer.

C. No Proceedings. There is not now pending or, to Buyer’s knowledge, threatened, any action, suit or proceeding, legal, equitable or otherwise, before any court or governmental agency or body which might adversely affect Buyer’s ability to perform its obligations hereunder.

D. Survival. If Seller learns after Closing that a representation by Buyer contained herein is not true and correct and Seller did not know of such on the date hereof, then Seller may bring an action against Buyer for Seller’s damages resulting from such untrue or incorrect representation and pursue any other remedies available to Seller at law or in equity. All representations and warranties of Buyer in this Agreement shall survive Closing for a period of one (1) year and Buyer shall have no liability under this Agreement for a breach of any representation or warranty contained herein if Seller fails to give written notice to Buyer (prior to the expiration of the foregoing one (1) year period) alleging a breach by Buyer of a representation or warranty contained in this Agreement.

SECTION 12. Warranties and Representations of Seller. Seller represents, warrants and covenants to Buyer and agrees that:

A. Legal Capacity. Seller has full power to sell the Property and to execute and deliver this Agreement and to perform all of its obligations hereunder.

B. Power and Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and the closing documents by Seller and the execution, delivery and performance by each individual and/or entity signing this Agreement on behalf of Seller, has been duly authorized and approved by all requisite action on the part of Seller. This Agreement and all other agreements, instruments and documents required to be executed or delivered by Seller pursuant hereto have been executed and delivered by Seller, and are legal, valid and binding obligations of Seller. No governmental consents and permissions are required to be obtained by Seller for the execution and performance of this Agreement and the other documents executed by Seller pursuant hereto. The consummation of the transactions contemplated herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any agreement or document to which Seller is a party or by which it is bound, or any order, rule or regulation of any court or of any federal or state regulatory body or any administrative agency or any other governmental body having jurisdiction over Seller.

C. FIRPTA. Seller is not a “foreign person” within the meaning of Section 1445 (f)(3) of the Internal Revenue Code.

D. Pending Litigation. Seller has received no notice of and has not been served with, and to Seller’s knowledge, there are no actions, suits or proceedings (including arbitration proceedings) pending or threatened affecting any portion of the Property or the Seller’s interest therein at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality. There is not now pending or, to Seller’s knowledge, threatened, any action, suit or proceeding, legal, equitable or otherwise, before any court or governmental agency or body which might adversely affect Seller’s ability to perform its obligations hereunder.

E. Condemnation. To Seller’s knowledge, there are no condemnation actions against or relating to the Property or any portion thereof. Seller has not received any notice of any such contemplated condemnation action.

F. Violations. Seller has not received any written notice of, and has no knowledge of, any violation of any zoning, building, environmental, ecology, health and public safety, subdivision, land sales or similar law, rule, ordinance or regulation (including, without limitation, Environmental Laws), pertaining to the Property or any portion thereof. Seller has not received any written notice that, and has no knowledge that, it is in default under any of the covenants, easements or restrictions or other title documents encumbering the Property or any portion thereof.

G. Leases. There are no leases or other occupancy agreements affecting the Property, except for the Lease (which is being terminated at Closing) and the Duke Lease. No amounts are payable by Seller under the terms of the Lease or the Duke Lease (or else same have already been paid).

H. Contracts/Purchase Options. There are no existing contracts for the sale of the Property or any constituent or portion thereof, and there are no existing rights of first refusal or options to purchase the Property.

I. Bankruptcy Proceedings. Seller is not the subject of any existing, pending, threatened or contemplated bankruptcy, solvency or other debtor’s relief proceeding.

J. Patriot Act Compliance. Seller is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation.

K. Assumed Agreements. There will be no agreements binding upon Buyer after Closing which have been entered into by, or on behalf of Seller, other than the Permitted Exceptions.

L. Survival. If Buyer learns after Closing that a representation by Seller contained herein is not true and correct and Buyer did not know of such on the date hereof, then Buyer may bring an action against Seller for Buyer’s damages resulting from such untrue or incorrect representation and pursue any other remedies available to Buyer at law or in equity. All representations and warranties of Seller in this Agreement shall survive Closing for a period of one (1) year and Seller shall have no liability under this Agreement for a breach of any representation or warranty contained herein if Buyer fails to give written notice to Seller (prior to the expiration of the foregoing one (1) year period) alleging a breach by Seller of a representation or warranty contained in this Agreement.

Anything herein to the contrary notwithstanding, Buyer acknowledges and agrees that except for the representations and warranties of Seller contained in this Agreement and any of the documents executed and/or delivered by Seller at Closing, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND TO BUYER, INCLUDING, WITHOUT LIMITATION, THE PHYSICAL CONDITION, ENVIRONMENTAL CONDITION, OR LEGAL COMPLIANCE STATUS OF THE PROPERTY, OR ITS SUITABILITY FOR ANY PARTICULAR PURPOSE OR OF MERCHANTABILITY, AND ANY SUCH RELIANCE TO THE CONTRARY IS HEREBY WAIVED AND DISCLAIMED BY BUYER. BUYER HAS RELIED ON ITS INVESTIGATIONS OF THE PROPERTY AND ON THE REPRESENTATIONS AND WARRANTIES MADE IN THIS AGREEMENT AND/OR IN ANY DOCUMENTS EXECUTED AND/OR DELIVERED BY SELLER AT CLOSING IN DETERMINING WHETHER OR NOT TO ACQUIRE THE PROPERTY. THE PROVISIONS OF THIS SECTION ARE A MATERIAL PART OF THE CONSIDERATION FOR SELLER’S ENTERING INTO THIS AGREEMENT AND SHALL SURVIVE CLOSING AND NOT BE MERGED INTO THE DEED. The Property is being sold to and accepted by Buyer in its present condition, “AS IS, WITH ALL FAULTS, AND WITHOUT ANY WARRANTY WHATSOEVER, EXPRESS OR IMPLIED”, subject to the provisions of this Agreement and except for the express representations and warranties of Seller contained in this Agreement and the closing documents executed and/or delivered by Seller.

SECTION 13. Notice. All notices required or allowed by this Agreement shall be delivered in person, by email, or by third party courier (including an overnight courier service such as Federal Express) addressed to the party or person to whom notice is to be given at the following addresses:

To Seller:	Harrison Limited Partnership One
Volunteer Building Suite 1200
832 Georgia Avenue Chattanooga, TN 37402-2289 Attention: John F. Henry, Jr. Email: john.henry@millermartin.com

To Buyer:	Coca-Cola Consolidated, Inc. 4100 Coca-Cola Plaza Charlotte, NC 28211 Attention: Scott Anthony and E. Beauregarde Fisher III Email: scott.anthony@cokeconsolidated.com beau.fisher@cokeconsolidated.com

with a copy to:	Troutman Pepper Hamilton Sanders LLP 301 S. College Street, Suite 3400 Charlotte, North Carolina 28202 Attention: Lee Cory Email: lee.cory@troutman.com

To Title Company:	Chicago Title Insurance Company 200 S. Tryon Street, Suite 800 Charlotte, North Carolina 28202 Attention: Scott Mansfield Email: scott.mansfield@ctt.com

Notice shall be deemed to have been given upon the date of email, delivery in person or deposit with an expedited mail service, unless a response is required or contemplated hereunder, in which case same shall be deemed given upon receipt. The addresses for the purpose of this paragraph may be changed by giving notice as provided herein; provided, however, that unless and until such written notice is actually received, the last address stated herein shall be deemed to continue in effect for all purposes hereunder. Notices given by counsel to the Buyer shall be deemed given by Buyer and notices given by counsel to the Seller shall be deemed given by Seller.

SECTION 14. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the Property described herein. This Agreement may not be amended or modified orally. All understandings and agreements heretofore between the parties with respect to the Property are merged in this Agreement which alone fully and completely expresses their understanding.

SECTION 15. No Waiver. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party against whom it is asserted and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

SECTION 16. Amendments. This Agreement may not be amended, modified, altered or changed in any respect whatsoever except by further agreement in writing duly executed by the parties hereto.

SECTION 17. Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereto.

SECTION 18. Assignment. Buyer shall have the right, subject to Seller’s consent (not to be unreasonably withheld, conditioned or delayed), to assign all or any portion of its right, title and interest in and to this Agreement to any party or parties (provided, however, Buyer may assign this Agreement to any of Buyer’s wholly owned subsidiaries without Seller’s consent, and may also without Seller’s consent effect any assignments contemplated by Section 28 below). Seller shall not assign its rights hereunder without the prior written consent of Buyer.

SECTION 19. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives.

SECTION 20. Time. TIME IS OF THE ESSENCE WITH RESPECT TO ALL MATTERS CONTAINED HEREIN, except as otherwise provided in this Section 20. Whenever any time period is to be computed hereunder, the day from which the period shall begin to run is not to be included, and any period ending on a Saturday, Sunday or legal holiday will be extended to the next business day. In the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required by it hereunder by reason of strikes, lockouts, inability to procure labor or materials, riots, insurrections, wars or other reasons beyond the reasonable control of the party delayed in performing its obligations, then performance of such act shall be extended for a period equivalent to the period of such delay.

SECTION 21. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become a binding agreement when one or more counterparts have been signed by and delivered to each of the parties. To facilitate execution of this Agreement, the parties may execute and exchange executed counterparts of the signature pages by e-mail (the parties acknowledging and agreeing that electronic signatures (including electronic copies of manual signatures) shall have the effect of original signatures relative to this Agreement).

SECTION 22. Validity. In the event any term or provision of this Agreement is determined by appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning or be construed or deleted as such authority determines, and the remainder of this Agreement shall remain in full force and effect.

SECTION 23. No Recordation. Neither this Agreement nor any notice or memorandum thereof shall be recorded in the public records of any jurisdiction.

SECTION 24. Miscellaneous. Whenever used, the singular shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders.

SECTION 25. Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without giving effect to conflicts of laws principles that would cause the application of the laws of any other jurisdiction. EACH OF BUYER AND SELLER HEREBY IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION HEREBY CONTEMPLATED.

SECTION 26. Attorneys’ Fees. If any action, suit, arbitration or other proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by any party to this Agreement of its obligations under this Agreement, the prevailing party shall be reimbursed by the other party hereto for all of such party’s attorneys’ fees incurred in each and every such action, suit, arbitration or other proceeding, including any and all appeals or petitions therefrom. As used in this Section, attorneys’ fees shall be deemed to mean the full and actual costs of any legal services actually performed in connection with the matters involved, calculated on the basis of the usual fee charged by the attorney performing such service.

SECTION 27. Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. The provisions of this Section 27 shall survive Closing.

SECTION 28. Tax Deferred Exchange. Buyer may be acquiring the Property or Seller may elect to sell the Property as part of an Internal Revenue Code Section 1031 tax deferred exchange. Each party agrees to assist and cooperate in such exchange at no cost, expense or liability to the cooperating party and further agrees to execute any and all documents as are reasonably necessary, in connection with such exchange. The applicable party may be assigning, and is permitted to assign, all contract rights and obligations hereunder to a “qualified intermediary”, as that term is defined in the Internal Revenue Code and relevant Treasury regulations, in connection with an exchange. In connection with any such exchange, neither Buyer nor Seller shall be obligated to acquire or convey any property other than the Property. No such permitted assignment under this Section 28 shall relieve either Buyer or Seller of any liability hereunder.

SECTION 29. Confidentiality.

A. As used herein, “Confidential Information” means information concerning the Property, Inspections, Seller’s Deliveries and this Agreement, including any of the terms and conditions of upon which Seller has agreed to sell and Buyer has agreed to buy the Property described herein, including the Purchase Price.

B. Buyer and Seller agree, except with the prior written consent of the other party, not to directly or indirectly disclose, for any purpose whatsoever, any Confidential Information to a third party, except as may be reasonably required in connection with any proposed assignment of this Agreement, and except to its attorneys, accountants and other advisors, or as required by applicable law or the rules of any applicable stock exchange. Notwithstanding the foregoing, (i) a copy of this Agreement shall be permitted to be provided to the Title Company and (ii) Buyer may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls so long as any such statements are not materially inconsistent with previous press releases, public disclosures or public statements made with the prior written consent of Seller and do not reveal material, non-public information regarding Seller.

C. The restrictions set forth in Section 29.B above shall not apply to any part of the Confidential Information which is in or comes into the public domain other than as a result of a breach of this Agreement and shall not apply to any disclosures which are required to be made by law or pursuant to other legal requirement, such as a subpoena.

D. The obligations of confidentiality contained herein shall expire upon the Closing.

SECTION 30. Special Provisions.

A. At Closing, any and all contracts entered by Seller and related to the Property shall be terminated effective as of Closing.

B. At Closing, any obligations of Seller or the Property to any contractor, service agent, or other third-party provider relative to any tenant improvement, commissions, building services, other capital improvements and/or allowances will be satisfied and released, or, at Buyer’s option, such funds necessary to fulfill all obligations shall be escrowed from the Purchase Price at Closing for the benefit of Buyer, or credited against the Purchase Price, in satisfaction of those obligations.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

BUYER:

CCBCC OPERATIONS, LLC, a Delaware limited liability company

By:	/s/ F. Scott Anthony
Name:	F. Scott Anthony
Its:	Vice President

SELLER:

HARRISON LIMITED PARTNERSHIP ONE, a North Carolina limited partnership

By:	JFH Management, Inc.
a North Carolina corporation
its General Partner

By:	/s/ John F. Henry, Jr.
John F. Henry, Jr.
President

Exhibit A

Legal Description of Real Property

That certain tract or parcel of land situated, lying and being in the City of Charlotte, County of Mecklenburg, State of North Carolina and being more particularly described as follows:

BEGINNING at an existing 1/2-inch iron rod on the southerly right-of-way margin of Auten Road (60-foot public R/W), said point being a point of tangent as the right-of-way transitions to the westerly right-of-way margin of Chesapeake Drive (60-foot public R/W); Thence with a curve turning to the right having a radius of 20.00 feet and an arc length of 30.23 feet (chord bearing of S 55°02’01” E and a chord length of 27.43 feet) to an existing nail on the aforesaid westerly right-of-way margin of Chesapeake Drive; Thence with and along the westerly right-of-way margin of Chesapeake Drive for the following two (2) courses and distances:

1) with a reverse curve turning to the left having a radius of 302.09 feet and an arc length of 91.62 feet (chord bearing of S 20°33’14” E and a chord length of 91.27 feet) to an existing 1/2-inch iron rod;

2) S 29°13’54” E a distance of 1010.75 feet to a new 1/2-inch iron rod being the northeast corner of the property of Chesapeake Treatment Company LLC (now or formerly) as described in Deed Book 8339, Page 977 of the Mecklenburg County Public Registry (the “Registry”);

Thence with and along the boundary of aforesaid property of Chesapeake Treatment Company LLC for the following four (4) courses and distances:

1) with a curve turning to the right having a radius of 20.00 feet and an arc length of 30.72 feet (chord bearing of S 14°46’06” W and a chord length of 27.79 feet) to an existing iron rod with cap;

2) S 58°46’07” W a distance of 550.45 feet to an existing nail;

3) S 33°00’17” E a distance of 305.21 feet to a new 1/2-inch iron rod;

4) N 57°29’41” E a distance of 550.23 feet to an existing iron rod with cap on the said westerly right-of-way margin of Chesapeake Drive;

Thence with and along aforesaid westerly right-of-way margin of Chesapeake Drive S 29°15’07” E a distance of 657.84 feet to an existing nail;

Thence with a curve turning to the right having a radius of 20.00 feet and an arc length of 41.99 feet (chord bearing of S 30°36’12” W and a chord length of 34.69 feet) to an existing 1/2-inch iron rod on the northerly right-of-way margin of Black Satchel Drive (60-foot public R/W);

Thence with and along aforesaid northerly right-of-way margin of Black Satchel Drive for the following three (3) courses and distances:

1) N 89°06’35” W a distance of 113.48 feet to an existing 1/2-inch iron rod;

2) with a curve turning to the left having a radius of 183.58 feet and an arc length of 102.74 feet (chord bearing of S 74°37’03” W and a chord length of 101.40 feet) to an existing concrete monument;

3) S 58°42’22” W a distance of 994.97 feet to a new nail, said nail being the southeast corner of the property of CCBCC Operations LLC (now or formerly) as described in Deed Book 18188, Page 210 of said Registry;

Thence with and along the easterly and northerly boundary of aforesaid property of CCBCC Operations LLC for the following two (2) courses and distances:

1) N 31°08’40” W a distance of 421.26 feet to a new 1/2-inch iron rod;

2) S 58°47’14” W a distance of 130.06 feet to a new 1/2-inch iron rod on the easterly boundary of the property of Seaboard Coast Line Railroad Company (now or formerly) as described in Deed Book 3354, Page 285 of said Registry;

Thence with and along aforesaid easterly boundary of the property of Seaboard Coast Line Railroad Company for the following three (3) courses and distances:

1) N 31°21’32” W a distance of 535.16 feet to an existing iron rod with cap;

2) S 81°07’17” W a distance of 50.78 feet to an existing 1/2-inch iron rod;

3) S 70°22’38” W a distance of 37.48 feet to an existing 5/8-inch iron rod;

Thence continuing with and along the easterly boundary of the property of Seaboard Coast Line Railroad Company and then with the easterly boundary of the property of Fleet Operations Inc. (now or formerly) as described in Deed Book 7007, Page 259 of said Registry N 31°16’54” W a distance of 1211.95 feet to a new 1/2-inch iron rod, said iron being the southwest corner of the property of CCBCC Operations LLC (now or formerly) as described in Deed Book 19400, Page 1 of said Registry;

Thence with and along the boundary of aforesaid property of CCBCC Operations LLC for the following three (3) courses and distances:

1) N 58°39’11” E a distance of 583.38 feet to a new 1/2-inch iron rod;

2) N 81°30’12” E a distance of 250.05 feet to a new 1/2-inch iron rod;

3) N 08°59’08” W a distance of 200.04 feet to an existing 5/8-inch iron rod on the southerly right-of-way margin of Auten Road;

Thence with and along aforesaid southerly right-of-way margin of Auten Road N 81°36’53” E a distance of 672.29 feet to the POINT OF BEGINNING;

having an area of 2,905,234 square feet or 66.6950 acres, more or less, as shown on a survey prepared by R. B. Pharr & Associates, P.A. dated December 19, 2017, and last revised March 4, 2022 (job no. 93716).

Schedule 1

Warranties

NONE